Cross Border and Red Mountain Reach Settlement

SAN ANTONIO, April 24, 2012 /PRNewswire/ — Cross Border Resources, Inc. (OTCQX: XBOR) (“Cross Border” or “the Company”), a San Antonio-based oil and gas exploration and production company, and Red Mountain Resources, Inc. (“Red Mountain”) (OTC BB: RDMP.OB), a growth-oriented energy company engaged in the acquisition, development, and exploration of oil and natural gas properties, announced today that they have reached a settlement agreement pursuant to which Red Mountain will withdraw its complaint filed with the District Court for Clark County, Nevada, and cause a dismissal of such lawsuit with prejudice.

As part of the settlement agreement, Everett Willard Gray II, Lawrence J. Risley, and Brad E. Heidelberg will resign from the Board of Directors of Cross Border. Richard F. LaRoche, Jr. and John W. Hawkins will remain as board members, and the Board will appoint three of Red Mountain’s director nominees to fill the three vacancies. These new Board members will be Alan W. Barksdale, Randell K. Ford, and Paul N. Vassilakos. Messrs. Ford, Vassilakos, LaRoche and Hawkins are expected to be independent directors going forward. Prior to these resignations from and appointments to the Board, Cross Border will file an Information Statement with the Securities and Exchange Commission (the “SEC”) and will mail the Information Statement to each stockholder of Cross Border.

Also as part of the settlement agreement, Everett Willard Gray II, Chairman and CEO of Cross Border, and Larry Risley, President and Chief Operating Officer of Cross Border, will resign from their positions effective May 31, 2012. It is anticipated that the newly constituted Board of Cross Border will appoint a new Chief Executive Officer simultaneous with the effectiveness of such resignations.

“We are pleased to have expeditiously resolved this matter before further time and financial resources were spent,” stated Richard F. LaRoche, Jr., Cross Border’s lead independent director.

Alan W. Barksdale, newly appointed Chairman of Cross Border Resources, added, “The reconstituted Board will address over the next few weeks a revised business strategy that will allow for a clear roadmap in order to unlock the value of the Company’s assets as well as update shareholders on current operations. Cross Border’s newly formed Board of Directors will be fully aligned with shareholders in its efforts to maximize shareholder value and will immediately work to implement a plan that the new directors believe is imperative to unlock the potential of Cross Border’s oil and gas assets.”

Simultaneously herewith, Cross Border and Red Mountain are filing Current Reports on Form 8-K with the SEC attaching the Settlement Agreement in its entirety.

CROSS BORDER URGES INVESTORS TO READ THE INFORMATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain, free of charge, copies of the Information Statement and any other documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov/ and at the Company’s website at http://www.xbres.com/.

About Cross Border Resources

Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin.

Information about the Company is available on its website, http://www.xbres.com/.

About Red Mountain Resources

Red Mountain Resources, Inc. is a growth-oriented, energy company engaged in the acquisition, development and exploration of oil and natural gas properties. The company’s operations are focused in the Permian Basin of West Texas and Southeast New Mexico and the onshore Gulf Coast of Texas. RMR combines an experienced management and consulting team with a fully-integrated strategy for growth and development. RMR intends to grow production and reserves through development and exploration activities on its existing properties and through acquisitions that meet its long-term objectives for production. For more information, please go to www.RedMountainResources.com.

Forward-Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management. Forward-looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the breach of or failure to consummate the transaction contemplated by the settlement agreement entered into with Red Mountain, the misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, successful completion of development programs on all aforementioned prospects and leases and general economic and business conditions. Additional information risks for the Company can be found in the Company's filings with the SEC.

Contacts:

Investor Relations Contact for Company:

Jon Cunningham

RedChip Companies, Inc.

Tel: +1-800-733-2447, Ext. 107

jon@redchip.com

http://www.redchip.com

Investor Relations Contact for Red Mountain:

Nevin Reilly

Sloane & Company

212-446-1893

nreilly@sloanepr.com

Company Contact:

Cross Border Resources, Inc.

Nancy S. Stephenson

nancys@xbres.com

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